Exhibit 99.1

NEWS

ARROW ELECTRONICS, INC.

7459 S. LIMA STREET

ENGLEWOOD, CO 80112

303-824-4000

ARROW ELECTRONICS UPSIZES ASSET SECURITIZATION PROGRAM

— Maturity Extended to 2017 —

FOR IMMEDIATE RELEASE

ENGLEWOOD, Colo. — March 25, 2014 — Arrow Electronics, Inc. (NYSE:ARW) announced that the company has amended its asset securitization program, extending maturity to March 2017 and increasing capacity to $900 million. The program previously matured in December 2014 and totaled $775 million. The program is led by Bank of America, as administrative agent.

“We are pleased to have extended and expanded our securitization,” said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer. “Our strong balance sheet, excellent cash flows, and enhanced liquidity facilities, such as the asset securitization program, give us the financial flexibility to continue to drive strategic growth.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 58 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release includes forward-looking statements that are subject to numerous assumptions and a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, change in legal and regulatory matters, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,”“estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

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Contact:	Greg Hanson
Vice President and Treasurer
303-824-4537

Paul J. Reilly
Executive Vice President, Finance and Operations, &
Chief Financial Officer
631-847-1872

Media Contact:	John Hourigan
Vice President, Corporate Communications
303-824-4586